                                                 Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR 2024 AND PROVIDES 2025 OUTLOOK

MIAMI - February 20, 2025 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR), which operates five higher education institutions across Mexico and Peru, today announced financial results for the fourth quarter and the year ended December 31, 2024.

Fourth Quarter 2024 Highlights (compared to fourth quarter 2023):

•On a reported basis, revenue increased 3% to $423.4 million. On an organic constant currency basis1, revenue increased by 10%.
•Operating income for the fourth quarter of 2024 was $124.2 million, compared to $110.0 million for the fourth quarter of 2023.
•Net income for the fourth quarter of 2024 was $93.6 million, compared to net income of $41.7 million for the fourth quarter of 2023. The increase in net income was mainly driven by the effect of changes in foreign currency exchange rates on intercompany balances compared to 2023, as well as higher operating income.
•Adjusted EBITDA for the fourth quarter of 2024 was $141.1 million, compared to $131.3 million for the fourth quarter of 2023.

Year Ended December 31, 2024 Highlights (compared to year ended December 31, 2023):

•New enrollments increased 5%.
•Total enrollments increased 5%.
•On a reported basis, revenue increased 6% to $1,566.6 million. On an organic constant currency basis1, revenue was up 7%.
•Operating income for the year was $374.0 million, compared to $338.8 million for 2023.
•Net income for the year was $296.4 million, compared to net income of $107.3 million for 2023. The increase in net income was mainly driven by the effect of changes in foreign currency exchange rates on intercompany balances compared to 2023, as well as higher operating income and a discrete tax benefit recorded during 2024.
•Adjusted EBITDA for the year was $450.1 million, as compared to $418.6 million for 2023.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “We delivered strong performance in 2024, with continued revenue growth and margin expansion. Our strong balance sheet and high free cash flow generation allowed us to execute on our growth strategy while also returning excess capital to shareholders. We see continued growth opportunities for 2025 in our local markets. The recent weakening of the Mexican Peso is expected to create foreign currency translation headwinds for us this year. However, based on current exchange rates, we still expect to deliver U.S. dollar-reported growth in both Adjusted EBITDA and unlevered free cash flow in 2025 due to robust momentum in local currency revenue growth and our continued margin expansion efforts. Returning excess capital to shareholders this year will remain a priority for us.”

Mr. Serck-Hanssen added, “Laureate’s success would not be possible without the more than thirty thousand faculty and staff that put our students at the center of everything we do. I would like to thank all of them for helping to further our mission of transforming the lives of students and communities in Mexico and Peru by providing greater access to affordable quality education.”

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures.

Fourth Quarter 2024 Results

For the fourth quarter of 2024, revenue on a reported basis was $423.4 million, an increase of $14.0 million, or 3%, compared to the fourth quarter of 2023. On an organic constant currency basis, revenue increased 10%, due to higher enrollment and better price/mix. Operating income for the fourth quarter of 2024 was $124.2 million, compared to $110.0 million for the fourth quarter of 2023, an increase of $14.2 million. Net income was $93.6 million for the fourth quarter of 2024, compared to net income of $41.7 million in the fourth quarter of 2023, an increase of $51.9 million. The increase in net income was mainly driven by the effect of changes in foreign currency exchange rates on intercompany balances compared to 2023 as well as higher operating income. Basic and diluted earnings per share were $0.62 for the fourth quarter of 2024.

Adjusted EBITDA for the fourth quarter was $141.1 million, compared to Adjusted EBITDA of $131.3 million for the fourth quarter of 2023.

Year Ended December 31, 2024 Results

New enrollments for full-year 2024 increased 5% compared to new enrollment activity for full-year 2023, and total enrollments were up 5%. New and total enrollments in Peru increased 6% and 3%, respectively, compared to 2023. New and total enrollments in Mexico were up 4% and 7%, respectively, compared to 2023.

For the full-year 2024, revenue on a reported basis was $1,566.6 million, an increase of $82.3 million, or 6%, compared to 2023. On an organic constant currency basis, revenue increased 7%. Operating income for 2024 was $374.0 million compared to $338.8 million for 2023. The increase in operating income versus the prior year resulted from growth in revenue and cost controls. Net income for 2024 was $296.4 million, compared to net income of $107.3 million for 2023, an increase of $189.1 million. The increase in net income was mainly driven by the effect of changes in foreign currency exchange rates on intercompany balances compared to 2023, as well as higher operating income and a discrete tax benefit recorded during 2024. Basic and diluted earnings per share for 2024 were $1.93 and $1.92, respectively.

Adjusted EBITDA for the year was $450.1 million, compared to Adjusted EBITDA of $418.6 million for 2023.

Balance Sheet, Cash Flow and Capital Structure

Laureate has a strong balance sheet position. As of December 31, 2024, Laureate had $91.4 million of cash and cash equivalents and gross debt of $102.1 million. Accordingly, net debt was $10.7 million as of December 31, 2024.

Laureate repurchased approximately $102 million of its common stock during 2024 under the previously announced stock repurchase programs. As of December 31, 2024, the Company had $98 million of share repurchase authorization remaining on its previously announced stock repurchase program.

As of December 31, 2024, Laureate had 150.8 million total shares outstanding.

Outlook for Fiscal 2025

Laureate's 2025 outlook shows continued growth opportunities on a constant currency basis. On an as-reported basis, based on current spot FX rates, we do expect an unfavorable translation impact from currency versus 2024 due to the weakening of the Mexican Peso in the second half of 2024.

Based on the current foreign exchange spot rates2, Laureate currently expects its full-year 2025 results to be as follows:

•Total enrollments expected to be in the range of 489,000 to 495,000 students, reflecting growth of 4%-5% versus 2024;
•Revenues expected to be in the range of $1,545 million to $1,570 million, reflecting flat performance to a slight decline of (1%) on an as-reported basis and growth of 6%-7% on an organic constant currency basis versus 2024, or 7%-8% growth excluding the impact from campus consolidations; and
•Adjusted EBITDA expected to be in the range of $467 million to $477 million, reflecting growth of 4%-6% on an as-reported basis and 11%-13% on an organic constant currency basis versus 2024.

Reconciliations of forward-looking non-GAAP measures, specifically the 2025 Adjusted EBITDA outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by registering at https://bit.ly/LAURQ42024 to receive dial-in information. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

2 Based on actual FX rates for January 2025, and current spot FX rates (local currency per U.S. Dollar) of MXN 20.50 and PEN 3.71 for February - December 2025. FX impact may change based on fluctuations in currency rates in future periods.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. In particular, statements regarding the amount, timing, process, tax treatment and impact of any future dividends represent forward-looking statements. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), and all statements we make relating to our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 20, 2025, our subsequent Quarterly Reports on Form 10-Q filed, and to be filed, with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measures of Adjusted EBITDA, Adjusted net income, Adjusted earnings per share (Adjusted EPS), and total debt, net of cash and cash equivalents (or net debt). We have included the non-GAAP measures of Adjusted EBITDA and net debt because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. We have included the non-GAAP measures of Adjusted net income and Adjusted EPS because management believes that these measures provide investors with better visibility into the Company’s underlying earnings as they exclude items that may not be indicative of our core operating results.

Adjusted EBITDA consists of net income (loss), before (income) loss from discontinued operations, net of tax, equity in net (income) loss of affiliates, net of tax, income tax expense (benefit), (gain) loss on disposal of subsidiaries, net, foreign currency exchange (gain) loss, net, other (income) expense, net, interest expense, interest income, and loss on debt extinguishment, plus depreciation and amortization, share-based compensation expense, and loss on impairment of assets. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

We define Adjusted net income as net income (loss), before (income) loss from discontinued operations, plus discrete tax items, loss on debt extinguishment, loss (gain) on disposal of subsidiaries, net, foreign currency exchange (gain) loss, net, and loss on impairment of assets. We define Adjusted EPS as Adjusted net income divided by GAAP diluted weighted average shares outstanding. Adjusted net income and Adjusted EPS provide a useful indicator about Laureate’s earnings from core operations.

Total debt, net of cash and cash equivalents (or net debt) consists of total gross debt, less total cash and cash equivalents. Net debt provides a useful indicator about Laureate’s leverage and liquidity.

Free Cash Flow consists of operating cash flow minus capital expenditures (net of sales of PP&E). Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debt.

Adjusted EBITDA to Unlevered Free Cash Flow Conversion consists of Unlevered Free Cash Flow (which is defined as cash flows from operating activities, less capital expenditures (net of sales of PP&E), plus net cash interest expense) divided by Adjusted EBITDA. Adjusted EBITDA to Unlevered Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flows.

Laureate’s calculations of Adjusted EBITDA, Adjusted net income, Adjusted EPS, and total debt, net of cash and cash equivalents (or net debt) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA, Adjusted net income and Adjusted EPS are reconciled from their most directly comparable GAAP measures in the attached tables under “Non-GAAP Reconciliations.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures.

About Laureate Education, Inc.

Laureate Education, Inc. operates five higher education institutions across Mexico and Peru, enrolling more than 450,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments			Total Enrollments
	FY 2024	FY 2023	Change	As of 12/31/2024	As of 12/31/2023	Change
Mexico	160,300	153,800	4%	258,500	242,000	7%
Peru	92,100	87,100	6%	213,500	206,900	3%
Laureate	252,400	240,900	5%	472,000	448,900	5%

Consolidated Statements of Operations

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS, except per share amounts	2024	2023	Change	2024	2023	Change
Revenues	$423.4	$409.4	$14.0	$1,566.6	$1,484.3	$82.3
Costs and expenses:
Direct costs	288.0	279.4	8.6	1,146.9	1,089.8	57.1
General and administrative expenses	11.2	18.6	(7.4)	45.8	52.6	(6.8)
Loss on impairment of assets	—	1.5	(1.5)	—	3.1	(3.1)
Operating income	124.2	110.0	14.2	374.0	338.8	35.2
Interest income	1.8	2.1	(0.3)	8.1	9.1	(1.0)
Interest expense	(3.3)	(3.7)	0.4	(18.1)	(21.0)	2.9
Other expense, net	0.7	(0.5)	1.2	1.2	(0.3)	1.5
Foreign currency exchange gain (loss), net	14.3	(24.1)	38.4	50.7	(75.7)	126.4
Gain (loss) on disposals of subsidiaries, net	1.8	—	1.8	(1.3)	3.6	(4.9)
Income from continuing operations before income taxes and equity in net income of affiliates	139.5	83.7	55.8	414.5	254.5	160.0
Income tax expense	(46.5)	(36.2)	(10.3)	(119.0)	(137.6)	18.6
Equity in net income of affiliates, net of tax	0.2	0.2	—	0.2	0.2	—
Income from continuing operations	93.2	47.7	45.5	295.7	117.0	178.7
Income (loss) from discontinued operations, net of tax	0.3	(6.0)	6.3	0.7	(9.8)	10.5
Net income	93.6	41.7	51.9	296.4	107.3	189.1
Net loss attributable to noncontrolling interests	0.1	0.1	—	0.1	0.3	(0.2)
Net income attributable to Laureate Education, Inc.	$93.6	$41.9	$51.7	$296.5	$107.6	$188.9

Basic and diluted earnings per share:
Basic weighted average shares outstanding	150.7	157.4	(6.7)	153.3	157.3	(4.0)
Diluted weighted average shares outstanding	151.5	158.1	(6.6)	153.9	157.9	(4.0)
Basic earnings per share	$0.62	$0.26	$0.36	$1.93	$0.69	$1.24
Diluted earnings per share	$0.62	$0.26	$0.36	$1.92	$0.68	$1.24

Revenue and Adjusted EBITDA by segment

IN MILLIONS
			% Change		$ Variance Components
For the three months ended December 31,	2024	2023	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
Mexico	$226.1	$223.1	1%	15%	$3.0	$33.0	$—	$(30.0)
Peru	197.2	186.3	6%	5%	10.9	8.5	—	2.4
Corporate & Eliminations	0.1	—	nm	nm	0.1	0.1	—	—
Total Revenues	$423.4	$409.4	3%	10%	$14.0	$41.6	$—	$(27.6)

Adjusted EBITDA
Mexico	$78.4	$67.9	15%	29%	$10.5	$19.9	$—	$(9.4)
Peru	74.0	79.8	(7)%	(9)%	(5.8)	(7.1)	—	1.3
Corporate & Eliminations	(11.2)	(16.3)	31%	31%	5.1	5.1	—	—
Total Adjusted EBITDA	$141.1	$131.3	7%	14%	$9.8	$17.9	$—	$(8.1)

			% Change		$ Variance Components
For the year ended December 31,	2024	2023	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
Mexico	$841.2	$782.6	7%	10%	$58.6	$82.1	$—	$(23.5)
Peru	725.2	701.7	3%	4%	23.5	26.3	—	(2.8)
Corporate & Eliminations	0.2	—	nm	nm	0.2	0.2	—	—
Total Revenues	$1,566.6	$1,484.3	6%	7%	$82.3	$108.6	$—	$(26.3)

Adjusted EBITDA
Mexico	$206.5	$177.0	17%	19%	$29.5	$33.8	$—	$(4.3)
Peru	283.4	286.9	(1)%	(1)%	(3.5)	(1.8)	—	(1.7)
Corporate & Eliminations	(39.8)	(45.2)	12%	12%	5.4	5.4	—	—
Total Adjusted EBITDA	$450.1	$418.6	8%	9%	$31.5	$37.5	$—	$(6.0)
nm - percentage changes not meaningful

(1) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” percentage changes are calculated by dividing the Organic Constant Currency amounts by the 2023 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	December 31, 2024	December 31, 2023	Change
Assets
Cash and cash equivalents	$91.4	$89.4	$2.0
Receivables (current), net	91.8	92.1	(0.3)
Other current assets	43.6	42.0	1.6
Property and equipment, net	514.3	562.2	(47.9)
Operating lease right-of-use assets, net	292.4	371.6	(79.2)
Goodwill and other intangible assets	711.3	830.7	(119.4)
Deferred income taxes	60.8	71.4	(10.6)
Other long-term assets	45.6	49.9	(4.3)
Current and long-term assets held for sale	11.0	16.3	(5.3)
Total assets	$1,862.1	$2,125.6	$(263.5)

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$187.6	$209.4	$(21.8)
Deferred revenue and student deposits	64.3	69.4	(5.1)
Total operating leases, including current portion	327.1	417.6	(90.5)
Total long-term debt, including current portion	100.3	165.1	(64.8)
Other liabilities	214.5	303.6	(89.1)
Current and long-term liabilities held for sale	9.7	11.5	(1.8)
Total liabilities	903.5	1,176.5	(273.0)
Redeemable noncontrolling interests and equity	1.4	1.4	—
Total stockholders' equity	957.1	947.7	9.4
Total liabilities and stockholders' equity	$1,862.1	$2,125.6	$(263.5)

Consolidated Statements of Cash Flows

	For the year ended December 31,
IN MILLIONS	2024	2023	Change
Cash flows from operating activities
Net income	$296.4	$107.3	$189.1
Depreciation and amortization	68.2	69.6	(1.4)
(Gain) loss on sales and disposal of subsidiaries, property and equipment and leases, net	(5.1)	9.6	(14.7)
Deferred income taxes	(38.5)	(55.9)	17.4
Unrealized foreign currency exchange (gain) loss	(53.1)	75.5	(128.6)
Income tax receivable/payable, net	(30.6)	23.3	(53.9)
Working capital, excluding tax accounts	(103.9)	(67.1)	(36.8)
Other non-cash adjustments	99.2	88.5	10.7
Net cash provided by operating activities	232.7	250.8	(18.1)
Cash flows from investing activities
Purchase of property and equipment	(71.9)	(56.4)	(15.5)
Receipts from sales of property and equipment	18.0	0.3	17.7
Net (payments) receipts related to sales of discontinued operations	(3.6)	4.3	(7.9)
Net cash (used in) provided by investing activities	(57.5)	(51.9)	(5.6)
Cash flows from financing activities
Increase (decrease) in long-term debt, net	(60.4)	(89.7)	29.3
Payments of special dividends, special cash distributions, and dividend equivalent rights	(1.7)	(112.5)	110.8
Payments to repurchase common stock	(102.1)	—	(102.1)
Financing other, net	(2.8)	0.3	(3.1)
Net cash used in by financing activities	(166.9)	(201.9)	35.0
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	(7.5)	6.6	(14.1)
Change in cash included in current assets held for sale	0.3	(0.5)	0.8
Net change in Cash and cash equivalents and Restricted cash	1.0	3.1	(2.1)
Cash and cash equivalents and Restricted cash at beginning of period	96.9	93.8	3.1
Cash and cash equivalents and Restricted cash at end of period	$97.9	$96.9	$1.0

Non-GAAP Reconciliations (1 of 2)

The following table reconciles Net income to Adjusted EBITDA:

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2024	2023	Change	2024	2023	Change
Net income	$93.6	$41.7	$51.9	$296.4	$107.3	$189.1
Plus:
(Income) loss from discontinued operations, net of tax	(0.3)	6.0	(6.3)	(0.7)	9.8	(10.5)
Income from continuing operations	93.2	47.7	45.5	295.7	117.0	178.7
Plus:
Equity in net income of affiliates, net of tax	(0.2)	(0.2)	—	(0.2)	(0.2)	—
Income tax expense	46.5	36.2	10.3	119.0	137.6	(18.6)
Income from continuing operations before income taxes and equity in net income of affiliates	139.5	83.7	55.8	414.5	254.5	160.0
Plus:
(Gain) loss on disposal of subsidiaries, net	(1.8)	—	(1.8)	1.3	(3.6)	4.9
Foreign currency exchange (gain) loss, net	(14.3)	24.1	(38.4)	(50.7)	75.7	(126.4)
Other (income) expense, net	(0.7)	0.5	(1.2)	(1.2)	0.3	(1.5)
Interest expense	3.3	3.7	(0.4)	18.1	21.0	(2.9)
Interest income	(1.8)	(2.1)	0.3	(8.1)	(9.1)	1.0
Operating income	124.2	110.0	14.2	374.0	338.8	35.2
Plus:
Depreciation and amortization	16.1	17.7	(1.6)	68.2	69.6	(1.4)
EBITDA	140.3	127.7	12.6	442.2	408.4	33.8
Plus:
Share-based compensation expense (2)	0.8	2.2	(1.4)	7.8	7.1	0.7
Loss on impairment of assets (3)	—	1.5	(1.5)	—	3.1	(3.1)
Adjusted EBITDA	$141.1	$131.3	$9.8	$450.1	$418.6	$31.5
(2) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."
(3) Represents non-cash charges related to impairments of long-lived assets.

Non-GAAP Reconciliations (2 of 2)

The following table reconciles Net income to Adjusted net income and Adjusted EPS:

	For the year ended December 31, 2024
IN MILLIONS, except per share amounts		(per share) (4)
Net income	$296.4	$1.92
Plus:
Income from discontinued operations, net of tax	(0.7)	—
Income from continuing operations	295.7	1.92
Plus:
Discrete tax items (5)	(37.9)	(0.25)
Loss on debt extinguishment	—	—
Loss on disposal of subsidiaries, net	1.3	0.01
Foreign currency exchange gain, net	(50.7)	(0.33)
Loss on impairment of assets	—	—
Adjusted net income	$208.5	$1.35

Diluted weighted average shares outstanding		153.9
(4) Per share amounts on a dilutive basis
(5) For 2024, discrete tax items represent a non-recurring, non-cash deferred tax benefit of approximately $37.9 million related to the release of a deferred tax liability that was no longer required upon completion of an entity restructuring.

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.